UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2016

Zoned Properties, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-51640	46-5198242
(Commission File Number)	(IRS Employer Identification No.)

14300 N. Northsight Blvd., #208 Scottsdale, AZ	85260
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): 407-257-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On December 22, 2016, Zoned Properties, Inc. (the “Company”) entered into a Commercial Real Estate Purchase Contract (the “Agreement”) with Big Lake Estates, LLC (the “Purchaser”) pursuant to which the Company agreed to sell, and the Purchaser agreed to purchase, the property located at 422 S. Madison Drive in Tempe, Arizona, for an aggregate purchase price of $2.125 million. Pursuant to the terms of the Agreement, the Purchaser paid a deposit of $20,000 within three days of entry into the Agreement, which amount will be held in escrow. In addition, the Purchaser agreed to deposit an additional deposit of $20,000 upon satisfaction of the Purchaser’s financing contingency. The remainder of the purchase price ($2.085 million) is due at closing. Pursuant to the terms of the Agreement, the purchase will close no later than March 16, 2017.

Closing is subject to certain conditions, including but not limited to, a 30-day due diligence period. The Purchaser may, in its sole discretion, terminate the Agreement during the due diligence period and the initial $20,000 deposit will be returned to the Purchaser. The purchase is also contingent upon the Purchaser obtaining a satisfactory financing commitment within 60 days of entry into the Agreement. The Agreement also contains standard warranties and closing conditions.

The foregoing description of the Agreement is not a complete description of all of the parties’ rights and obligations under the Agreement and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

The exhibits listed in the following Exhibit Index are furnished as part of this current report on Form 8-K.

Exhibit No.	Description
10.1	Commercial Real Estate Purchase Contract dated December 22, 2016 by and between Zoned Properties, Inc. and Big Lake Estates, LLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZONED PROPERTIES, INC.

Dated: December 29, 2016	/s/ Bryan McLaren
Bryan McLaren
Chief Executive Officer

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